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                    September 19, 2022

       Ci Zhang
       Chief Executive Officer
       Un Monde International Ltd.
       5689 Condor Place
       Mississauga, ON L5V 2J4, Canada
       Westgate Mall

                                                        Re: Un Monde
International Ltd.
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 19,
2021
                                                            File No. 000-56328

       Dear Dr. Zhang:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Rhonda Keaveney